UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Under Rule 14a-12

SEATTLE GENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 16, 2008

Dear Seattle Genetics Stockholders:

On behalf of Seattle Genetics, Inc., I cordially invite you to attend our 2008 Annual Meeting of Stockholders to be held on Friday, May 16, 2008, at 11:00 a.m., local time, at our principal offices located at 21823 – 30th Drive S.E., Bothell, WA 98021.

Enclosed are the following:

•	Our Notice of Annual Meeting of Stockholders and Proxy Statement for 2008;

•	Our Annual Report on Form 10-K for 2007; and

•	A proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Please read the enclosed Proxy Statement and vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided. Of course, if you attend the Annual Meeting, you will have the right to vote your shares in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Seattle Genetics. We look forward to seeing you at the Annual Meeting.

Sincerely,

Clay B. Siegall, Ph.D.

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

There are three ways to vote: by Internet, by telephone or by marking, dating and signing the enclosed proxy card and mailing it promptly in the enclosed return envelope.

21823 30TH DRIVE S.E.

BOTHELL, WA 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2008

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Seattle Genetics, Inc., a Delaware corporation (the “Company”), will be held on Friday, May 16, 2008 at 11:00 a.m. local time at the principal offices of the Company at 21823 – 30 th Drive S.E., Bothell, Washington 98021, for the following purposes:

1.	To elect three directors to hold office until the 2011 Annual Meeting of Stockholders;

2.	To approve an increase in the number of authorized shares of the Company’s common stock from 100,000,000 shares to 150,000,000 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

The Board of Directors has fixed the close of business on March 26, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you vote by Internet, by telephone or by sending in your proxy card, but then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the proxy statement.

Sincerely,

Eric L. Dobmeier

Corporate Secretary

Bothell, Washington

April 16, 2008

YOUR VOTE IS IMPORTANT

There are three ways to vote: by Internet, by telephone or by marking, dating and signing the enclosed proxy card and mailing it promptly in the enclosed return envelope.

SEATTLE GENETICS, INC.

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set the close of business on March 26, 2008 as the record date for the Annual Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting. Each share of common stock is entitled to one vote. There were 79,260,491 shares of common stock outstanding on the record date.

Voting materials, which include this Proxy Statement, a proxy card and the 2007 Annual Report, are being mailed to stockholders on or about April 16, 2008.

In this proxy statement:

•	“We,” “us,” “our” and the “Company” refer to Seattle Genetics, Inc.;

•	“Annual Meeting” means our 2008 Annual Meeting of Stockholders;

•	“Board of Directors” or “Board” means our Board of Directors; and

•	“SEC” means the Securities and Exchange Commission.

We have summarized below important information with respect to the Annual Meeting.

TIME AND PLACE OF THE ANNUAL MEETING

The Annual Meeting is being held on Friday, May 16, 2008 at 11:00 a.m. local time at our principal offices located at 21823 – 30th Drive S.E., Bothell, Washington 98021.

All stockholders who owned shares of our stock as of March 26, 2008, the record date, may attend and vote on the proposals considered at the Annual Meeting.

PURPOSE OF THE PROXY STATEMENT AND PROXY CARD

You are receiving this Proxy Statement and proxy card from us because you owned shares of our common stock on March 26, 2008, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Clay B. Siegall and Eric L. Dobmeier as your representatives at the Annual Meeting. Clay B. Siegall and Eric L. Dobmeier will vote your shares, as you have instructed them on the proxy card, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting in the event your plans change.

PROPOSALS TO BE VOTED ON AT THIS YEAR’S ANNUAL MEETING

You are being asked to vote on:

•	The election of three directors to serve on our Board of Directors;

•

The approval of an amendment to the Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000; and

•	The ratification of our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year.

The Board of Directors recommends a vote FOR each proposal.

VOTING PROCEDURE

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in street name and you wish to vote your shares at the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation.

You may vote by telephone or electronically via the Internet.

To submit your proxy by telephone or via the Internet, follow the instructions on the proxy card.

You may change your mind after you have returned your proxy or submitted your proxy by telephone or via the Internet.

If you change your mind after you return your proxy or submit your proxy by telephone or via the Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy with a later date;

•	submitting a new proxy by telephone;

•	submitting a new proxy via the Internet; or

•	voting in person at the Annual Meeting.

MULTIPLE PROXY CARDS

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present and votes in person at the Annual Meeting; or

•	has properly submitted a proxy card.

A majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

CONSEQUENCES OF NOT RETURNING YOUR PROXY; ABSTENTIONS AND BROKER NON-VOTES

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder or the approval or amendment of an equity compensation plan). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” The three proposals described in this Proxy Statement qualify as routine matters.

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Annual Meeting.

REQUIRED VOTE

Assuming a quorum is present, the three nominees receiving the highest number of yes votes from holders of common stock will be elected as directors. The approval of the amendment to the Restated Certificate will require the affirmative vote of a majority of the shares of the Company’s outstanding common stock. The approval of the ratification of the independent registered public accounting firm will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

VOTE SOLICITATION; NO USE OF OUTSIDE SOLICITORS

Seattle Genetics, Inc. is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials. We have not retained the services of a proxy solicitor.

VOTING PROCEDURES

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of BNY Mellon Shareowner Services, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked and votes properly cast by telephone or Internet, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned but not marked will be voted FOR the director nominees to be voted upon, FOR approval of the amendment of the Restated Certificate, FOR ratification of the Company’s independent registered public accounting firm and as the proxy holders deem desirable for any other matters that may properly come before the Annual Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

PUBLICATION OF VOTING RESULTS

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2008, which we will file with the SEC. You can obtain a copy by contacting our Investor Relations Department at (425) 527-4000, by calling the SEC at (800) 732-0330 for information regarding its public reference room or through the EDGAR system at www.sec.gov.

OTHER BUSINESS

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Clay B. Siegall and Eric L. Dobmeier to vote on such matters at their discretion.

PROPOSALS FOR 2009 ANNUAL MEETING

To have your proposal included in our proxy statement for the 2009 Annual Meeting, you must submit your proposal in writing by December 6, 2008 to Eric L. Dobmeier, Corporate Secretary, Seattle Genetics, 21823 -30th Drive S.E., Bothell, Washington 98021. Proposals of stockholders intended to be considered at the 2009 Annual Meeting but not included in our proxy statement for that meeting must be received at the above address no earlier than January 16, 2009 and no later than February 16, 2009; provided, however, that in the event the date of the 2009 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the date of this year’s Annual Meeting and less than 60 days notice is given prior to the 2009 Annual Meeting, then such proposal must be received not later than the 10th day following the day on which public announcement of the date of such meeting is first made.

If you submit a proposal for the 2009 Annual Meeting after February 16, 2009 or after the 10th day following announcement of the date of the meeting, as applicable, management may or may not, at their discretion, present the proposal at that meeting, and the proxies for the 2009 Annual Meeting will confer discretion on the management proxy holders to vote against your proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three approximately equal classes with staggered three-year terms. As a result, approximately one-third of the total number of directors will be elected every year.

Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

The Board of Directors is presently composed of nine members. The Class I directors, whose terms expire at the 2008 Annual Meeting, are Srinivas Akkaraju, David W. Gryska and John P. McLaughlin. The Class II directors, whose terms expire at the 2009 Annual Meeting, are Clay B. Siegall, Felix Baker and Daniel F. Hoth. The Class III directors, whose terms expire at the 2010 Annual Meeting, are Marc E. Lippman, Franklin M. Berger and Daniel G. Welch. Our stockholders only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms.

Srinivas Akkaraju, David W. Gryska and John P. McLaughlin have been recommended by the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting and have been nominated by the Board for election at the Annual Meeting as Class I directors for three-year terms expiring at the 2011 Annual Meeting.

Srinivas Akkaraju, David W. Gryska and John P. McLaughlin are elected by receiving the greatest number of votes cast for their election by holders of common stock that are present in person or represented by proxy and entitled to vote at the meeting.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees, as applicable. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence such shares will be voted for the election of such substitute nominees as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR THE BOARD OF DIRECTORS

The names of the nominees and of the directors whose terms of office will continue after the Annual Meeting, their ages as of May 16, 2008 and certain other information about them are set forth below:

Name of Director Nominee	Age	Company Positions/Offices	Director Since	Term Expires
Srinivas Akkaraju, M.D., Ph.D. (3)	40	Director	July 2003	2008
David W. Gryska (1) (2)	52	Director	March 2005	2008
John P. McLaughlin (2)	56	Director	June 2007	2008

Continuing Directors	Age	Company Positions/Offices	Director Since	Term Expires
Clay B. Siegall, Ph.D.	47	President, Chief Executive Officer and Interim Chairman of the Board	December 1997	2009
Felix Baker, Ph.D. (1) (3)	39	Lead Director	July 2003	2009
Daniel F. Hoth, M.D.	62	Director	March 2006	2009
Marc E. Lippman, M.D. (3)	63	Director	June 2000	2010
Franklin M. Berger (2) (3)	58	Director	June 2004	2010
Daniel G. Welch (1)	50	Director	June 2007	2010

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

(3)	Member of Nominating and Corporate Governance Committee

There are no family relationships among any of the directors or named executive officers of the Company.

DIRECTOR NOMINEE PROFILES

Srinivas Akkaraju, M.D., Ph.D.    Dr. Akkaraju has served as one of our directors since July 2003. Since 2006, Dr. Akkaraju has been a Managing Director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital is advising J.P. Morgan Partners as to its investment in the Company. Prior to co-founding Panorama Capital, he was with J.P. Morgan Partners, which he joined in April 2001 and of which he became a Partner in January 2005. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc., a biotechnology company, most recently as Senior Manager. Prior to joining Genentech, Dr. Akkaraju was a graduate student at Stanford University, where he received an M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. In addition to Seattle Genetics, Dr. Akkaraju serves as a director of Barrier Therapeutics, Inc. and Pharmos Corporation, both publicly-traded biotechnology companies.

David W. Gryska    Mr. Gryska has served as one of our directors since March 2005. Since December 2006, he has been Senior Vice President and Chief Financial Officer of Celgene Corporation. Previously, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Mr. Gryska served at Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from November 2000 to October 2004, and as Vice President of Finance and Chief Financial Officer from December 1998 to November 2000. From 1993 to December 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways Corporation, a medical device company which was later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm. During his eleven years at Ernst & Young LLP, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University.

John P. McLaughlin    Mr. McLaughlin has served as one of our Directors since June 2007. Since January 2000, Mr. McLaughlin has been Chief Executive Officer and a member of the Board of Directors of Anesiva, Inc., a biotechnology company. Prior to Anesiva, he was President of Tularik Inc., and before that spent 11 years at Genentech, Inc. in a number of senior management positions including Executive Vice President. Previously, Mr. McLaughlin represented pharmaceutical companies as a partner in a Washington, D.C. law firm that specializes in food and drug law and served as legal counsel to various subcommittees at the U.S. House of Representatives, drafting numerous measures that became U.S. Food and Drug Administration laws. Mr. McLaughlin was also co-founder and Chairman of Eyetech Pharmaceuticals, Inc., which was acquired by OSI Pharmaceuticals in 2005. He is also a director of Peak Surgical, Inc., a privately-held medical device company. Mr. McLaughlin earned a B.A. from the University of Notre Dame and a J.D. from the Catholic University of America.

CONTINUING DIRECTOR PROFILES

Clay B. Siegall, Ph.D.    Dr. Siegall co-founded Seattle Genetics in 1997. He has served as our Chief Executive Officer since November 2002, as our President since June 2000, as one of our directors since December 1997 and as our Interim Chairman of the Board since March 2004. Dr. Siegall also served as our Chief

Scientific Officer from December 1997 until November 2002. Prior to co-founding Seattle Genetics, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute from 1991 to 1997, most recently as a Principal Scientist. From 1988 to 1991, Dr. Siegall was a Staff Fellow/Biotechnology Fellow at the National Cancer Institute, National Institutes of Health. Dr. Siegall received a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland. He serves on the Board of Directors of the Washington Biotechnology and Biomedical Association (WBBA) and the Board of Governors of the Fred Hutchinson Cancer Business Alliance. In addition to Seattle Genetics, Dr. Siegall serves as a director of Alder BioPharmaceuticals, Inc., a privately-held biotechnology company.

Felix Baker, Ph.D.    Dr. Baker has served as one of our directors since July 2003 and as our Lead Director since February 2005. He is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Julian Baker, founded in 2000. Dr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life science companies. His career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker received a Ph.D. in Immunology and a B.S. in Biology with honors from Stanford University. In addition to Seattle Genetics, Dr. Baker serves as a director of Neurogen Corporation, Conjuchem, Inc., and Trimeris, Inc., all publicly-traded biotechnology companies.

Daniel F. Hoth, M.D.    Dr. Hoth has served as one of our directors since March 2006. He is President of Hoth Consulting, where he provides drug development and clinical trial consulting services to pharmaceutical and biotechnology companies. Previously, Dr. Hoth served as Senior Vice President and Chief Medical Officer of Axys Pharmaceuticals, Inc. (now Celera Genomics) from June 1999 to December 2001 and as Chief Medical Officer of Cell Genesys, Inc. from July 1993 to June 1997. From 1981 to 1993, he held various positions at the National Institutes of Health (NIH), including Director, Division of AIDS at the National Institute of Allergy and Infectious Diseases, and Chief of the Investigational Drug Branch of the National Cancer Institute. Before the NIH, he was on the faculty of the Georgetown University School of Medicine. Dr. Hoth received his M.D. from Georgetown University School of Medicine and his A.B. in Psychology from Franklin and Marshall College.

Marc E. Lippman, M.D.    Dr. Lippman has served as one of our directors since June 2000. Since May 2007, Dr. Lippman has served as the Kathleen and Stanley Glaser Professor of Medicine at the University of Miami Leonard M. Miller School of Medicine, and Chairman of the Department of Medicine. Previously, from February 2001 to May 2007 he served as the John G. Searle Professor and Chairman of the Department of Internal Medicine at the University of Michigan School of Medicine. Previously, Dr. Lippman was the Director of the Lombardi Cancer Research Center from July 1988 to February 2001, Professor and Chairman of the Department of Oncology from July 1999 to February 2001 and Professor of Medicine at Georgetown University Medical School in Washington, D.C. from July 1988 to February 2001. He also served as Chief of the Division of Hematology-Oncology at Georgetown University Medical School from July 1995 to February 2001. He was Head of the Medical Breast Cancer Section of the Medicine Branch of the National Cancer Institute from July 1976 to July 1988. Dr. Lippman has authored over 500 publications and one of the standard texts on breast cancer. He serves as chair of the Scientific Advisory Board for the Perseus-Soros Fund and is a director of Ascenta Therapeutics, Inc., a privately-held biotechnology company. He received a B.A., magna cum laude, from Cornell and an M.D. from Yale where he was elected to Alpha Omega Alpha.

Franklin M. Berger, CFA    Mr. Berger has served as one of our directors since June 2004. Mr. Berger is a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis. He served most recently as Managing Director, Equity Research and Senior Biotechnology Analyst at J.P. Morgan Securities from May 1998 to March 2003. In this position, he initiated team coverage of 26 biotechnology companies and was responsible for technical, scientific and clinical due diligence as well as company selection. Previously, Mr. Berger served in similar capacities at Salomon Smith Barney from August 1997 to May 1998 and Josephthal & Co. from November 1991 to August 1997. Prior to his work as a biotechnology analyst, he managed Pantagruel Partners, a firm that developed early-stage pharmaceutical compounds for sale to drug companies and venture capital firms. He holds an M.B.A. from the Harvard Graduate School of Business

Administration and an M.A. in International Economics and a B.A. in International Relations both from Johns Hopkins University. In addition to Seattle Genetics, Mr. Berger serves as a director of VaxGen, Inc., Isotechnika Inc. and Thallion Pharmaceuticals Inc., all publicly-traded biotechnology companies, and HealthShares, Inc., an investment company.

Daniel G. Welch    Mr. Welch has served as one of our Directors since June 2007. Since September 2003, Mr. Welch has been Chief Executive Officer and President of Intermune, Inc., a biotechnology company. Before joining Intermune, he was Chairman and Chief Executive Officer of Triangle Pharmaceuticals from 2002 to 2003, which was acquired by Gilead in 2003. Prior to that, he was President of Biopharmaceuticals at Elan Corporation from 2000 to 2002. During his tenure at Elan he was responsible for its U.S. commercial operations, international subsidiaries, R&D and diagnostics businesses. From 1987 to 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo, now Sanofi-Aventis, including Vice President of Worldwide Marketing and Chief Operating Officer of the U.S. business. Mr. Welch holds a B.A. from the University of Miami and an M.B.A. from the University of North Carolina.

EXECUTIVE MANAGEMENT

The executive management of the Company who are not also directors of the Company, their ages as of May 16, 2008 and certain other information about them are set forth below:

Name of Non-Director Executive Management	Age	Company Positions/Offices
Todd E. Simpson	47	Chief Financial Officer
Eric L. Dobmeier	39	Chief Business Officer
Thomas C. Reynolds, M.D., Ph.D.	49	Chief Medical Officer
Morris Z. Rosenberg, D.Sc.	48	Senior Vice President, Development

EXECUTIVE MANAGEMENT PROFILES

Todd E. Simpson    Mr. Simpson has served as our Chief Financial Officer since October 2005. Previously, Mr. Simpson served from October 2001 to October 2005 as Vice President, Finance & Administration and Chief Financial Officer of Targeted Genetics Corporation, a biotechnology company. From January 1996 to October 2001, Mr. Simpson served as Vice President, Finance & Administration and CFO of Aastrom Biosciences, Inc., a biotechnology company. From August 1995 to December 1995, he served as Treasurer of Integra LifeSciences Corporation, a biotechnology company, which acquired Telios Pharmaceuticals, Inc., in August 1995. From 1992 until its acquisition by Integra, he served as Vice President of Finance and CFO of Telios and in various other finance-related positions. Mr. Simpson is a certified public accountant, and from 1983 to 1992 he practiced public accounting with the firm of Ernst & Young LLP. Mr. Simpson received a B.S. in Accounting and Computer Science from Oregon State University.

Eric L. Dobmeier    Mr. Dobmeier has served as our Chief Business Officer since May 2007. Previously, he served as our Senior Vice President, Corporate Development from February 2005 to May 2007, as our Vice President, Corporate Affairs from August 2003 to February 2005 and as our Senior Director, Legal Affairs from March 2002 to August 2003. He was also our General Counsel from March 2002 to September 2006. Prior to joining the Company, Mr. Dobmeier was with the law firms of Venture Law Group and Heller Ehrman White & McAuliffe where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier received a J.D. from Boalt Hall School of Law, University of California, Berkeley and an A.B. in History from Princeton University.

Thomas C. Reynolds, M.D., Ph.D.    Dr. Reynolds has served as our Chief Medical Officer since March 2007. From June 2002 to March 2007, Dr. Reynolds held various positions at Zymogenetics, Inc., a biotechnology company, most recently serving as Vice President, Medical Affairs. Prior to that, Dr. Reynolds served in various positions at Targeted Genetics Corporation, including Vice President, Clinical Affairs. Dr. Reynolds received his M.D. and Ph.D. in Biophysics from Stanford University and a B.A. in Chemistry from Dartmouth College.

Morris Z. Rosenberg, D.Sc.    Dr. Rosenberg has served as our Senior Vice President, Development since October 2004 and was our Vice President, Development from July 2001 to October 2004. Previously, he was Head of Bioprocess Development at Eli Lilly & Company from July 1998 to July 2001. From August 1990 to July 1998, he held positions of increasing managerial responsibility, including Group Leader, at Biogen, Inc., a biopharmaceutical company. Dr. Rosenberg received a D.Sc. in Chemical Engineering, a M.S. and B.S. in Chemical Engineering, and a B.A. in Biology from Washington University in St. Louis, Missouri.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent” as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers (“NASD”), as affirmatively determined by the board of directors. Our Board of Directors consults with our internal and outside counsel to ensure that the Board of Directors’ determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq.

Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth below, these questionnaires did not disclose any transactions, relationships or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors has determined that all of our directors are independent directors within the meaning of the applicable NASD rules except for Clay B. Siegall, our President and Chief Executive Officer and Daniel F. Hoth as a result of consulting activities provided to the Company by Dr. Hoth. In addition, the Board of Directors considered Mr. Gryska’s employment as Chief Financial Officer with Celgene Corporation and the relationships that the Company has with Celgene Corporation in making the determination that Mr. Gryska is independent.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2007, the Board met five times and acted by written consent once. On at least a quarterly basis, the Board meets in executive sessions of independent directors without management present. The Board has several committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the aggregate of Board and applicable committee meetings on which he served during 2007 for the period that he was a director or committee member.

Since February 2005, Felix Baker has served as the lead director of the Board. His duties include, among others:

•	providing leadership to the Board complementary to the Chairman of the Board;

•	working with the Chairman of the Board and Corporate Secretary to set the agenda for Board meetings;

•	chairing regular meetings of independent directors without management present; and

•	chairing Board meetings if the Chairman of the Board is not in attendance.

Compensation Committee

During 2007 the Compensation Committee consisted of Felix Baker (Chairman), Marc E. Lippman, Srinivas Akkaraju and David W. Gryska. In February 2008, the Board changed the membership of the Compensation

Committee and it currently consists of Felix Baker (Chairman), David W. Gryska and Daniel G. Welch. The Board of Directors has determined that all of the members of the Compensation Committee currently serving, as well as those serving during 2007, are “independent” as that term is defined in Rule 4200 of the listing standards of the NASD and Rule 16b-3 under the Exchange Act of 1934 (the “Exchange Act”) and are “outside directors” pursuant to Section 162(m) of the Internal Revenue Code.

The Compensation Committee held two meetings and acted by written consent once during 2007. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers our 1998 Stock Option Plan, 2007 Equity Incentive Plan, 2000 Directors’ Stock Option Plan and 2000 Employee Stock Purchase Plan. The Compensation Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Compensation Committee charter can be viewed on our website at www.seattlegenetics.com.

Audit Committee

The Audit Committee consists of Franklin M. Berger (Chairman), David W. Gryska and John P. McLaughlin. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as that term is defined in Rules 4200 and 4350 of the listing standards of the NASD and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that Mr. Berger is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Exchange Act.

The Audit Committee held six meetings and acted by written consent once during 2007. Among its responsibilities, the Audit Committee appoints and establishes the fees for our independent registered public accounting firm, reviews and approves the procedures we use to prepare our periodic reports, reviews and approves our critical accounting policies, reviews the independence of the independent registered public accounting firm, monitors the effectiveness of the audit effort and oversees our financial and accounting organization and our system of internal accounting controls. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually and amended as necessary by the Audit Committee and the Board of Directors to ensure compliance with all applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and corporate governance standards adopted by the NASD. A copy of the Audit Committee charter can be viewed on our website at www.seattlegenetics.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Srinivas Akkaraju (Chairman), Felix Baker, Marc E. Lippman and Franklin M. Berger. The Board of Directors has determined that all of the members of the Nominating Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the NASD.

The Nominating and Corporate Governance Committee held three meetings during 2007. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board of Directors, recommending nominees to the Board for election as directors of the Company and as members of the committees of the Board of Directors, as well as developing and recommending to the Board of Directors corporate governance guidelines and providing oversight with respect to corporate governance and ethical conduct. The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Nominating and Corporate Governance Committee charter can be viewed on our website at www.seattlegenetics.com.

The Nominating and Corporate Governance Committee assesses many characteristics when considering director candidates. Among the characteristics to be considered are such person’s professional background, business experience, judgment and integrity, familiarity with the biotechnology industry and applicable expertise.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and its committees, as well as the nature and time involved in a director’s service on other boards.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the Board as a result of a resignation or otherwise, or if the Board decides not to nominate a member for re-election or decides to add a member to the Board, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above and the Board’s needs. Current members of the Board are asked to submit suggestions as to individuals meeting the criteria described above. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we may in the future decide to retain a third-party search firm.

In accordance with our Bylaws and applicable law, recommendations for nominations for directors may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for recommending persons for election as directors are set forth in our Bylaws and the section of this Proxy Statement titled “Proposals for 2009 Annual Meeting.” If a stockholder complies with these procedures for recommending persons for election as directors, the Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the Nominating and Corporate Governance Committee’s independent judgment in accordance with the policies and procedures adopted in the Nominating and Corporate Governance Committee’s charter, will determine whether to recommend the candidate(s) recommended by the stockholders to the Board for inclusion in the list of candidates for election as directors at the next stockholder meeting held to elect directors.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Four directors attended the 2007 annual meeting of stockholders.

Communications with the Board of Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Seattle Genetics, Inc., Attention: Investor Relations, 21823 - 30th Drive Southeast, Bothell, WA 98021, and the communication will be forwarded, as appropriate. If the communication regards a stockholder proposal to be considered at an annual meeting of stockholders, the methods and timing for submitting a stockholder proposal are covered on page 4 of this proxy statement under the caption “Proposals for 2009 Annual Meeting.”

Code of Ethics

The Board of Directors has adopted a Code of Ethics for all directors, officers and employees of Seattle Genetics, Inc. A copy of the Code of Ethics can be viewed on our website at www.seattlegenetics.com. We will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics for directors, executive officers and other senior financial officers, including the name of the director or executive officer to whom the waiver was granted, on a Form 8-K filed with the SEC.

Whistleblower Policy

The Company has adopted a Whistleblower Policy applicable to its employees that provides for protection from retaliation or discrimination by the Company due to reporting issues relating to compliance with applicable laws and regulations.

DIRECTOR COMPENSATION

The Board revised director compensation in May 2007 by instituting a retainer fee for service on the Board and the various committees rather than paying on a meeting-by-meeting basis to better reflect the manner in which our senior management interacts with our directors. As a result, our nonemployee directors receive an annual retainer of $30,000 for their service on the Board, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board meetings. Dr. Siegall, our only employee director, currently receives no cash fees for Board service but is reimbursed for reasonable and customary travel expenses. Additionally, the Chairman of our Audit Committee, Mr. Berger, receives an annual retainer of $16,000 and the Chairmen of our Compensation Committee, Dr. Baker, our Nominating and Corporate Governance Committee, Dr. Akkaraju, and our Science Committee, Dr. Lippman, each receive an annual retainer of $5,000 for their service as Chairmen of their respective committees. Members of the Audit Committee, except the Chairman, receive an annual retainer of $8,000, members of our Compensation Committee and Nominating and Corporate Governance Committee, except the respective Chairmen, receive an annual retainer of $3,000 and members of the Science Committee, except the Chairman, receive an annual retainer of $2,000 for their service as members on such committees. The amounts shown in the table below are pro-rated based on the adoption of the new director compensation model in May 2007 and include some fees earned under the previous compensation model in effect prior to May 2007.

The Company’s Directors’ Plan provides that each person who becomes a nonemployee director of the Company is granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock (the “Initial Option”). The Initial Option is granted on the date on which the optionee first becomes a nonemployee director of the Company. Srinivas Akkaraju and Felix Baker were not granted an Initial Option upon becoming directors of the Company.

Thereafter, on the date of each annual meeting of the Company’s stockholders, each nonemployee director is granted an additional option to purchase 10,000 shares of common stock if, on such date, he or she has served on the Board for at least six months (the “Annual Option”). Therefore, Felix Baker, Marc E. Lippman, Franklin M. Berger, Srinivas Akkaraju, David W. Gryska, Daniel F. Hoth, John P. McLaughlin and Daniel G. Welch will each receive an Annual Option under the Directors’ Plan on the date of the Annual Meeting.

Both Initial Options and Annual Options have ten year terms and are subject to adjustment to reflect any stock splits, stock dividends, combinations or similar transactions. The Annual Options become fully exercisable on the day before the anniversary of the date of grant of the Annual Option and the Initial Options become exercisable as to 1/4th of the shares subject to the Initial Option on the first anniversary of the date of grant and as to 1/36th of the remaining shares subject to the Initial Option ratably each month thereafter. The exercise price of the options is equal to the fair market value of our common stock on the Nasdaq Global Market on the date the option is granted. The options remain exercisable for up to ninety days following the optionee’s termination of service as a member of the Board of Directors, unless such termination is a result of death or disability, in which case the options remain exercisable for up to a twelve-month period (or such lesser period as is determined by the Board).

Marc E. Lippman, Srinivas Akkaraju, Felix Baker, Franklin M. Berger, David W. Gryska and Daniel F. Hoth each received a stock option grant of 10,000 shares on May 25, 2007, the date of our 2007 Annual Meeting. Employee directors receive no additional compensation for serving on the Board of Directors.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2007, other than a director who also served as a Named Executive Officer.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (d) (8)	All Other Compensation ($) (g)	Total ($) (h)
Marc E. Lippman, M.D. (1)	39,750	41,779	—	81,529
Franklin M. Berger (2)	46,250	53,941	—	100,191
Srinivas Akkaraju, M.D., Ph.D. (3)	37,000	41,779	—	78,779
David W. Gryska (4)	39,250	56,375	—	95,625
Felix Baker, Ph.D. (5)	36,000	41,779	—	77,779
Daniel F. Hoth, M.D. (6)	30,500	58,796	44,400	133,696
John P. McLaughlin (7)	28,500	45,160	—	73,660
Daniel G. Welch (8)	22,500	45,160		67,770

(1)	Dr. Lippman is currently a member of our Nominating and Corporate Governance Committee and Science Committee and was a member of our Compensation Committee during 2007. The fees earned include $29,000 as part of a retainer and for Board meetings attended, $4,250 for service as the Chairman of our Science Committee and $6,500 as a member of our Compensation Committee and our Nominating and Corporate Governance Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Dr. Lippman during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $9,149 with respect to the option granted on May 19, 2006; and (b) $32,630 with respect to the option granted on May 25, 2007 (the aggregate grant date fair value of such option was $54,284).

(2)	Mr. Berger is currently a member of our Audit Committee and Nominating and Corporate Governance Committee. The fees earned include $29,000 as part of a retainer and for Board meetings attended, $13,500 for service as the Chairman of our Audit Committee and $3,750 as a member of our Nominating and Corporate Governance Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Mr. Berger during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $12,161 with respect to the option granted on June 30, 2004; (b) $9,149 with respect to the option granted on May 19, 2005; and (c) $32,630 with respect to the option granted on May 25, 2007 (the aggregate grant date fair value of such option was $54,284).

(3)	Dr. Akkaraju is currently a member of our Nominating and Corporate Governance Committee and was a member of our Compensation Committee during 2007. The fees earned include $29,000 as part of a retainer and for Board meetings attended, $5,250 for service as the Chairman of our Nominating and Corporate Governance Committee and $2,750 as a member of our Compensation Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Dr. Akkaraju during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $9,149 with respect to the option granted on May 19, 2006; and (b) $32,630 with respect to the option granted on May 25, 2007 (the aggregate grant date fair value of such option was $54,284).

(4)	Mr. Gryska is currently a member of our Audit Committee and Compensation Committee. The fees earned include $29,000 as part of a retainer and for Board meetings attended, $7,500 as a member of the Audit Committee and $2,750 as a member of the Compensation Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Mr. Gryska during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $14,596 with respect to the option granted on March 25, 2005; (b) $9,149 with respect to the option granted on May 19, 2006; and (c) $32,630 with respect to the option granted on May 25, 2007 (the aggregate grant date fair value of such option was $54,284).

(5)	Dr. Baker is currently our Lead Director and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. The fees earned include $28,000 as part of a retainer and for Board meetings attended, $4,250 for service as the Chairman of our Compensation Committee and $3,750 as a member of our Nominating and Corporate Governance Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Dr. Baker during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $9,149 with respect to the option granted on May 19, 2006; and (b) $32,630 with respect to the option granted on May 25, 2007 (the aggregate grant date fair value of such option was $54,284).

(6)	Dr. Hoth is currently a member of our Science Committee. The fees earned include $29,000 as part of a retainer and for Board meetings attended and $1,500 as a member of our Science Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Dr. Hoth during the fiscal year in accordance with FAS123R. This amount consisted of: (a) $26,167 with respect to the option granted on March 9, 2006; and (b) $32,630 with respect to the option granted on May 25, 2007 (the aggregate grant date fair value of such option was $54,284). The amount reported in all other compensation represents consulting fees earned by Dr. Hoth for consulting services provided during 2007 to the Company by Hoth Consulting, of which Dr. Hoth is the President.

(7)	Mr. McLaughlin joined the Board in June 2007 and is currently a member of our Audit Committee. The fees earned include a $22,500 retainer, which is the pro-rated amount of the annual Board retainer, and $6,000 as a member of our Audit Committee. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Mr. McLaughlin during the fiscal year in accordance with FAS123R. This amount consisted of $45,160 with respect to the option granted on June 13, 2007 (the aggregate grant date fair value of such option was $144,847).

(8)	Mr. Welch joined the Board in June 2007 and became a member of our Compensation Committee in February 2008. The fees earned include a $22,500 retainer, which is the pro-rated amount of the annual Board retainer. The option awards amount represents the dollar amount recognized for financial statement reporting purposes with respect to options held by Mr. Welch during the fiscal year in accordance with FAS123R. This amount consisted of $45,160 with respect to the option granted on June 13, 2007 (the aggregate grant date fair value of such option was $144,847).

(8)	As of December 31, 2007, our nonemployee directors held outstanding options to purchase the following number of shares of our common stock: Dr. Baker (40,000); Dr. Hoth (35,000); Dr. Lippman (89,166); Mr. Berger (55,000); Dr. Akkaraju (40,000); Mr. Gryska (45,000), Mr. McLaughlin (25,000) and Mr. Welch (25,000).

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board is requesting stockholder approval of an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to increase the Company’s authorized number of shares of Common Stock from 100,000,000 shares to 150,000,000 shares (the “Amendment”). Currently, 5,000,000 shares of preferred stock are also authorized under the Restated Certificate. If this Proposal No. 2 is approved at the Annual Meeting, the Company will have a total of 155,000,000 shares of authorized capital stock.

The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the Amendment to increase the authorized Common Stock would not affect the rights of the holders of currently outstanding Common Stock. The rights of the holders of the currently outstanding Common Stock of the Company would only be affected upon the subsequent issuance of Common Stock and the effects would be incidental, such as dilution of the holders of Common Stock at the time of issuance of the additional Common Stock. If the Amendment is approved, it will become effective upon filing of a Certificate of Amendment of the Company’s Restated Certificate with the Secretary of State of the State of Delaware.

In addition to the 79,260,491 shares of Common Stock outstanding on March 26, 2008, the Board has reserved an aggregate of 12,918,214 shares for issuance upon exercise of options under the Company’s 1998 Stock Option Plan, the 2000 Directors’ Stock Option Plan and the 2007 Equity Incentive Plan (collectively, the “Option Plans”), 588,275 shares of Common Stock issuable pursuant to the Company’s Employee Stock Purchase Plan and 1,925,000 shares of Common Stock which may be issued upon exercise of outstanding warrants.

The Board desires to have the additional shares of Common Stock available to provide flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, subject to applicable laws and NASD listing requirements that may require stockholder approval for certain issuances of additional shares. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding the Company’s business or product lines through acquisition of other businesses or products; providing equity incentives to directors, officers, employees or consultants; thwarting a hostile takeover of the Company or a change in control; as well as other purposes. The Company does not have any current plans to issue any of the additional shares of Common Stock authorized by approval of this Proposal No. 2 and the Amendment.

If this Proposal No. 2 is approved and the Amendment becomes effective, Article IV(A) of the Restated Certificate, which sets forth the Company’s presently authorized capital stock, will be amended to read in its entirety as follows:

“(A) This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Fifty-five million (155,000,000) shares, each with a par value of $0.001 per share. One Hundred Fifty million (150,000,000) shares shall be Common Stock and Five million (5,000,000) shares shall be Preferred Stock.”

The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this Amendment to the Restated Certificate. As a result, abstentions will have the same effect as negative votes.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR

APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been selected as our independent registered public accounting firm for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 1998. In the event that ratification of this selection of independent registered public accounting firm is not approved by our stockholders, the Audit Committee will review its future selection of auditors.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR

ENDING DECEMBER 31, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter originally adopted by the Board of Directors in March 2001, and reviewed on an annual basis and amended as necessary by the Audit Committee and Board of Directors.

The members of the Audit Committee are currently Franklin M. Berger (Chairman), David W. Gryska and John P. McLaughlin. Each of the members of the Audit Committee is an “independent director” as currently defined in Rules 4200 and 4350 of the listing standards of the NASD and Rule 10A-3 of the Exchange Act of 1934. The Board of Directors has also determined that Franklin M. Berger is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission.

The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held six meetings during 2007. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of the Company, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2007 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers LLP the issue of its independence from Seattle Genetics, Inc.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the audited assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee of the Board of Directors of Seattle Genetics, Inc.:

Franklin M. Berger, Chairman

David W. Gryska

John P. McLaughlin

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years 2007 and 2006 and billed us aggregate fees for services rendered as follows:

Type of Fees	2007	2006
Audit	$421,838	$497,224
Tax	33,365	8,000

Total fees	$455,203	$505,224

Audit Fees.    Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including fees for professional services related to the filing of our registration statement on Form S-3 in November 2007 and fees for advisory services in connection with the SGN-40 Genentech collaboration agreement executed in January 2007.

Tax Fees.    Tax fees principally included tax compliance, tax advice and tax planning fees.

In October 2006, the Audit Committee adopted an Audit and Audit-Related Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Proposed services either may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in the Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In addition, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve services not prohibited by the Policy to be performed by the Company’s independent auditor and associated fees up to $25,000, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee for ratification at its next regular meeting. All audit-related and non-audit related services performed by the Company’s independent auditor in 2007 were pre-approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much common stock was beneficially owned as of March 26, 2008 by each director, by each owner of more than five percent of our outstanding common stock, by the Named Executive Officers and by all officers and directors as a group. Unless otherwise indicated, the address of the individuals and entities below is c/o Seattle Genetics, Inc., 21823-30th Drive S.E., Bothell, WA 98021.

Name and Address	Total Common Stock Equivalents (1)	Percent of Common Stock Equivalents (2)
Felix Baker, Ph.D. (3) Baker Brothers Investments 667 Madison Ave, 17th Floor New York, NY 10021	13,764,624	17.2%

FMR Corporation 82 Devonshire Street Boston, MA 02109	9,440,089	11.9%

Jonathan Gallen 299 Park Ave. New York, NY 10171	5,554,250	7.0%

Srinivas Akkaraju, M.D., Ph.D. (4) JPMP Capital Corp. 270 Park Avenue New York, NY 10017	5,372,716	6.7%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	5,048,800	6.4%

OppenheimerFunds, Inc. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,232,431	5.3%

Clay B. Siegall, Ph.D. (5)	1,933,685	2.4%

Morris Z. Rosenberg, D.Sc. (6)	411,245	*

Eric L. Dobmeier (7)	274,249	*

Marc E. Lippman, M.D. (8)	176,666	*

Todd E. Simpson (9)	173,705	*

Franklin M. Berger (10)	126,178	*

Thomas C. Reynolds, M.D., Ph.D. (11)	103,879	*

David W. Gryska (12)	47,291	*

Daniel F. Hoth, M.D (13)	23,541	*

Pamela A. Trail, Ph.D. (14)	6,940	*

John P. McLaughlin	0	*

Daniel G. Welch	0	*

All directors & officers as a group (14 persons) (15)	22,414,158	28.0%

*	Less than one percent

(1)

Beneficial ownership is determined in accordance with SEC rules. In computing the beneficial ownership we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares of common stock beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise or otherwise, within 60 days after March 26, 2008.

(2)	Percentage of common stock equivalents is based on a total of 79,260,491 shares of common stock outstanding as of March 26, 2008. For each named person, the percentage ownership includes stock that the person has the right to acquire within 60 days after March 26, 2008, as described in Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person. In some cases, beneficial ownership calculations for five percent or greater stockholders are based solely on publicly-filed Schedule 13D’s or 13G’s, which five percent or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2007. The Company has also included the number of shares purchased in its public offering in January 2008 by those five percent or greater stockholders that filed Schedule 13D’s or 13G’s as of December 31, 2007.

(3)	Includes 365,645 shares of common stock and 49,563 shares of common stock issuable upon exercise of warrants owned by Baker/Tisch Investments, L.P., 233,020 shares of common stock and 33,475 shares of common stock issuable upon exercise of warrants owned by Baker Bros. Investments, L.P., 244,362 shares of common stock and 34,531 shares of common stock issuable upon exercise of warrants owned by Baker Bros. Investments II, L.P., 3,974,756 shares of common stock and 339,788 shares of common stock issuable upon exercise of warrants owned by Baker Biotech Fund I, L.P., 7,937,438 shares of common stock and 355,143 shares of common stock issuable upon exercise of warrants owned by Baker Brothers Life Sciences, L.P. and 156,903 shares of common stock owned by 14159, L.P. Felix Baker is a Managing Member of the investment advisors of each of the entities listed above and shares voting and dispositive power with respect to the shares held by each such entity and disclaims beneficial ownership of such shares in which he has no pecuniary interest. Also includes 40,000 shares issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(4)

Includes 2,263,980 shares of common stock and 469,594 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners (BHCA), L.P., 557,234 shares of common stock and 101,421 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners Global Investors, L.P., 75,963 shares of common stock and 13,826 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners Global Investors A, L.P., 282,832 shares of common stock and 51,478 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners Global Investors (Cayman), L.P., 31,512 shares of common stock and 5,736 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners Global Investors (Cayman) II, L.P., 209,407 shares of common stock and 38,114 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners Global Investors (Selldown), L.P. and 1,043,112 shares of common stock and 132,331 shares of common stock issuable upon exercise of warrants owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P. The general partner of each of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Selldown) II, L.P. is JPMP Global Investors, L.P. JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company, is the general partner of each of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. Each of JPMP Master Fund Manager, L.P., JPMP Global Investors, L.P., JPMP Capital Corp., and J.P. Morgan Chase & Co. may be deemed beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P., however, the foregoing shall not be construed as an admission that such entities are the beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., and J.P. Morgan Partners Global Investors (Cayman) II, L.P. Srinivas Akkaraju, M.D., Ph.D. is a Managing Director at Panorama Capital, the successor organization to JPMP Global Investors, L.P., and shares voting or dispositive power with respect to the shares beneficially owned by each such entity listed above and disclaims beneficial ownership of such shares in which he has no pecuniary interest. Also includes 40,000 shares issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(5)	Includes 880,517 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(6)	Includes 411,215 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(7)	Includes 242,822 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(8)	Includes 89,166 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(9)	Includes 171,705 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(10)	Includes 53,958 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(11)	Includes 102,082 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(12)	Includes 33,791 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(13)	Includes 23,541 shares of common stock issuable upon exercise of options exercisable within 60 days of March 26, 2008.

(14)	Beneficial ownership based entirely on the holdings reported in a Form 4 dated May 18, 2007.

(15)	Includes 3,713,797 shares of common stock issuable upon exercise of options and warrants exercisable within 60 days of March 26, 2008.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16 reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the fiscal year ended December 31, 2007 all Reporting Persons complied with all applicable filing requirements, except for late filings on Form 4 by Felix Baker and affiliated entities reporting a stock option grant on May 25, 2007 that was filed on May 31, 2007.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is currently comprised of three non-employee members of the Board and was comprised of four non-employee members of the Board during 2007. The Compensation Committee’s basic responsibility is to review the performance of the Company’s management in achieving corporate goals and objectives and to assure that Company management is compensated effectively in a manner consistent with the Company’s compensation philosophy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees, reviews and administers all of the Company’s compensation, equity and employee benefit plans and programs, which include the Company’s Senior Executive Annual Bonus Plan (the “Executive Bonus Plan”), 2007 Equity Incentive Plan, 1998 Stock Option Plan, 2000 Directors’ Stock Option Plan and 2000 Employee Stock Purchase Plan.

Compensation Philosophy and Objectives

As a biotechnology company, we operate in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of the executive officers and other key employees of the Company are critical factors affecting the long-term value of the Company. Therefore, our goal is to maintain a compensation program that will fairly compensate employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incentivise future performance towards clearly defined corporate goals and align employees’ long-term interests with those of the Company’s stockholders.

At the time we make executive compensation decisions, we review individual performance, departmental performance and Company performance against individual goals, departmental goals and Company goals. Our compensation philosophy is to provide overall compensation, when targeted levels of performance are achieved, which is at the 50th percentile of pay practices of a peer group (the “Peer Group”) selected for the criteria discussed below.

The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives. The Company generally seeks to target a mix between cash compensation and long-term equity incentives. Our decisions on compensation for executive officers are based primarily upon our assessment of (i) each individual’s performance measured against his/her individual goals; (ii) such individual’s department’s performance measured against departmental goals; and (iii) the Company’s performance measured against its corporate and strategic goals as defined by the Board of Directors. These same metrics are used by management to evaluate the performance of all Company employees. We believe that successful execution against goals is the best way to enhance long-term stockholder value. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgments include performance compared to strategic goals established for the individual at the beginning of the year, the nature and scope of the individual’s responsibilities and effectiveness in leading management’s initiatives to achieve corporate goals. Management provides to the Compensation Committee historical and prospective breakdowns of the total compensation components for each executive officer. We also periodically consult with an executive compensation consultant and, in 2007, considered the compensation levels of the Peer Group discussed below.

Our Peer Group was selected by the Compensation Committee, executive management and our executive compensation consultant based on a review of biotechnology and pharmaceutical companies that were similar to the Company in market capitalization, development stage and business model, and in some cases location. The Peer Group in 2007 initially consisted of: Acadia Pharmaceuticals, AnorMED, Ariad, AVI BioPharma, Cell Genesis, CoTherix, Cytokinetics, Dendreon, Dyax, Exelixis, Genitope, Genomic Health, ImmunoGen, Nuvelo, Pharmion, QLT, Renovis, Rigel Pharmaceuticals, Sunesis Pharmaceuticals, Telik, Trubion Pharmaceuticals,

Vical and Zymogenetics. The Compensation Committee reviews the Peer Group periodically to reflect changes in market capitalization and other factors and revises the companies included in the Peer Group accordingly. The Compensation Committee revised the Peer Group in October 2007 for fiscal year 2008 executive compensation purposes to better reflect the increased market capitalization of the Company and the acquisition of several Peer Group companies.

The Compensation Committee measures the Company’s performance against its specific performance goals established at the beginning of the fiscal year in determining the Company’s attainment of its corporate goals, which is then applied to the framework set forth in the Company’s Executive Bonus Plan. The Chief Executive Officer (“CEO”), as the manager of the executive team, assesses the other executives’ contributions to the corporate goals, their respective departmental goals as well as achievement of their individual goals, and makes a recommendation to the Compensation Committee with respect to such individual’s attainment of his or her individual goal target and any merit increase in salary for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions to corporate goals and his achievement of individual goals when the CEO is not present, and determines such individual’s attainment of his individual goal target and merit increase in salary for the CEO.

Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee consults from time to time with Radford Surveys and Consulting (“Radford”) for advice on matters related to compensation for executive officers and other key employees. In 2006, the Compensation Committee consulted with Radford to develop recommendations for structuring our compensation programs to retain the Company’s highly experienced executive management team and to motivate management and key employees to maximize stockholder value. Since that time, the Compensation Committee has consulted with Radford periodically with respect to specific questions or as new compensation programs are considered. For example, in 2007 Radford prepared a stock option benchmarking report for all employees of the Company and re-evaluated the Peer Group. In addition, members of management support the Compensation Committee in its work from time to time at the Compensation Committee’s request.

Principal Elements of Compensation

Base Salaries.    Base salaries are established to attract and retain talented executive personnel. Base salary for the CEO and the other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by benchmarking salaries paid by our Peer Group for similar positions. The base salary for each executive officer is targeted at the 50th percentile based on the data from our Peer Group as well as data from various Radford surveys. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, achievement of the Company’s corporate and strategic goals and changes in job duties and responsibilities.

Annual Incentive Compensation.    Annual cash incentives for the executive officers are designed to reward performance for achieving key corporate goals, which we believe increase stockholder value. The performance metrics against which the executives are measured are clearly communicated, measurable and consistently applied, and include corporate and individual goals. The annual incentive awards for executive officers pursuant to the Executive Bonus Plan are determined on the basis of the Company’s achievement of specific corporate and individual performance goals established at the beginning of the fiscal year. The amount of an executive officer’s cash bonus is based on a target percentage of such individual’s annual base pay and is determined by the Compensation Committee at the beginning of the fiscal year on a position level basis so that all individuals with the same position level shall have the same target percentage. The executive officers at or above the level of senior vice president had a base pay target percentage of 30% and the CEO had a base pay target percentage of 45% for bonuses awarded for performance in 2007. That base pay target percentage is then adjusted based on the Company’s performance and the individual executive officer’s performance over the course of the fiscal year to arrive at a final performance percentage. The Company performance percentage and/or the individual performance percentage may exceed 100% in the event the Company and/or the executive officer exceeds expected goals, provided that neither percentage may exceed 150%. For all executive officers, other than the CEO, the final performance percentage during 2007 was based 60% on the Company’s performance and 40% on the individual’s performance. The CEO final performance percentage was determined by the Compensation Committee in its sole discretion based on overall achievement of corporate and individual goals.

The corporate performance measures used in 2007 were primarily based on the advancement and completion of development and clinical activities related to our lead product candidates, including manufacturing and clinical trial initiation, hiring goals, business development transactions, financial targets and stock performance, all of which we believe strongly relate to the creation of total stockholder value. These goals are intended to be difficult to achieve and we did not achieve all of the specified goals, which would have resulted in a Company performance percentage of 135%. However, the Company did achieve more than 100% of the stated goals; including, the execution of the collaboration agreement for SGN-40 with Genentech, initiation of several clinical studies of SGN-40 and SGN-33, completion of manufacturing activities related to SGN-33 and the results of the Company’s stock price compared to the Nasdaq Biotechnology Index. As a result, our executive officers received more than the target percentage as set forth in the Grants of Plan-Based Awards table on page 28. Similarly, the corporate goals set for 2008 are difficult to achieve and there is no guarantee that the executive officers will receive the maximum percentage bonus available in 2008 pursuant to the Executive Bonus Plan.

The “Summary Compensation Table” on page 27 sets forth bonuses earned by the named executive officers for performance in 2007 pursuant to the Executive Bonus Plan (though paid in January of 2008).

Long-Term Incentive Compensation.    Long-term incentive compensation is designed to provide executive officers with meaningful compensation awards in order to align executives’ incentives with stockholder value creation. Generally, a significant stock option grant is made at the time an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee, but are generally made once a year unless such executive officer is promoted, in which case a grant will normally be made at that time. Upon hiring an executive officer, an option grant generally will be made on the last business day of the month in which the officer commences employment. Annual stock option grants to all executives are made at regularly scheduled meetings of the Compensation Committee and are generally made in August following mid-year employee performance reviews. The Company does not have any program, plan or practice to time option grants to its executives or other employees in coordination with the release of material, non-public information.

In August 2007, the Compensation Committee considered annual stock option grants for current employees based on recommendations from management. Management’s option grant recommendations are developed based on the individual’s position with the Company, each employee’s performance against goals during the prior year and benchmarking information provided by Radford. The size of each new hire or promotion stock option grant made to officers is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s potential for future responsibility and promotion and benchmarking data provided by Radford. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion and adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which we operate.

The Company does not have ownership guidelines for its officers because officer compensation is set within a typical market range and is already performance-based. In addition, we believe that ownership guidelines are rare in development-stage biotechnology companies and as such would put the Company at a competitive disadvantage compared to the Peer Group.

The exercise price of our stock options is always equal to the fair market value (our closing price on the Nasdaq Global Market) of the Company’s Common Stock on the date of grant. Our stock option grants generally vest 1/4th upon the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such grant is fully vested on the four year anniversary of the grant date. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the Company’s employ. Accordingly, the option will provide a return to the employee only if he or she remains in the Company’s service, and then only if the market price of the Company’s Common Stock appreciates over the option term.

Restricted stock awards have not been granted historically although the Compensation Committee retains the discretion to award restricted stock grants in the future.

Post-Termination Protection

We do not have a severance plan for employees generally, but have provided for severance payments to executive officers through individual employment agreements with such officers. After consulting with Radford, the Company entered into employment agreements in 2006 with its executive officers at the Senior Vice President level providing for severance benefits similar to our executive officers above the Senior Vice President level who were already parties to employment agreements that provided such benefits. Generally our severance payments pursuant to these agreements are as follows: a lump sum cash payment equal to 100% of his or her annual base salary, plus a pro-rated portion of the year’s target bonus if such officer is terminated without cause or constructively terminated (collectively “Involuntarily Terminated”), except for the CEO, who has the additional benefit of receiving a severance benefit equal to 200% of his annual base salary if he is Involuntarily Terminated within 12 months of a change in control of the Company. In addition, all officers receive 12 months acceleration of vesting of any outstanding options if such officer is Involuntarily Terminated or 100% acceleration of vesting of any outstanding options if such officer is Involuntarily Terminated within 12 months after a change in control of the Company. All officers are also entitled to continuation of all health benefits for 12 months (or 24 months if the CEO is Involuntarily Terminated within 12 months of a change in control), or a lesser amount of time until the individual is re-employed with comparable insurance benefits. The Company does not provide any gross-ups based on taxes attributable to any of the severance benefits described above.

The Compensation Committee believes these severance benefits are important to protect the Company’s officers from being Involuntary Terminated prior to or after a change in control and that the amounts are reasonable when compared with similar arrangements adopted by companies in the Peer Group. In addition, the Compensation Committee believes that these severance benefits align executive and stockholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the officers’ own employment. With these arrangements, the Compensation Committee sought uniformity of results among the officers based on their positions at the Company. In addition, the Compensation Committee believes that the payment-triggering event, namely, being Involuntarily Terminated, and then only when there is no misconduct by the officer, is a fair hurdle for the ensuing rewards. Information regarding these arrangements is provided in the sections “Potential Payments upon Termination or Change-in-Control” and “Employment Contracts.”

CEO Compensation

Dr. Siegall’s 2007 compensation consisted of base salary, annual bonus and stock options. The Compensation Committee determined CEO compensation using methods consistent with those used for other senior executives of the Company. In February 2007, as part of the annual officers’ compensation review, Dr. Siegall’s annualized base salary was increased in recognition of both his performance as CEO and competitive market salary levels. Dr. Siegall’s award under the Executive Bonus Plan was paid in accordance with the achievement of the pre-defined corporate performance goals. Dr. Siegall was awarded stock options in 2007 in accordance with the methods used for other senior executives. The actual awards paid in 2007 are shown in the Summary Compensation Table.

Policy on Deductibility of Named Executive Officer Compensation

In making compensation decisions affecting our executive officers, the Compensation Committee considers and, to the extent practicable and to the extent permitted by applicable law, intends to maximize the Company’s ability to deduct under applicable federal corporate income tax law compensation payments made to executive officers. Specifically, the Compensation Committee considers the requirements and the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which generally disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Compensation Committee believes that options granted under the Company’s 1998 Stock Option Plan and 2007 Equity Incentive Plan to such officers will meet the requirements for qualifying as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s stockholders. The Compensation Committee believes that the compensation of the Company’s executives’ is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the members of the 2007 Compensation Committee:

Felix Baker, Ph.D. (Chairman)

Marc E. Lippman, M.D.

Srinivas Akkaraju, M.D., Ph.D.

David W. Gryska

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by, or paid to our “principal executive officer,” “principal financial officer,” the three other highest paid executive officers whose total compensation in fiscal year 2007 exceeded $100,000 and up to two additional individuals who would have been among the three other highest paid executive officers if such individuals had been serving as executive officers at the end of the last completed fiscal year (our “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Option Awards ($) (12) (f)	Non-Equity Incentive Plan Compensation ($) (13) (g)	All Other Compensation ($) (14) (i)		Total ($) (j)
Clay B. Siegall, Ph.D. President and CEO	2007 2006	486,025 435,400		— —		656,919 352,347	264,870 206,388	5,365 5,365		1,413,179 999,500

Todd E. Simpson Chief Financial Officer	2007 2006	289,243 263,135		2,000 25,000	(1) (2)	417,798 431,766	101,473 84,953	4,200 3,768		814,714 808,622

Eric L. Dobmeier Chief Business Officer	2007 2006	325,446 275,473		5,500 —	(3)	449,066 298,124	124,418 103,086	4,200 4,200		908,630 680,883

Thomas C. Reynolds, MD., Ph.D. Chief Medical Officer	2007 2006	256,250 —	(4)	25,000 —	(5)	807,872 —	92,318 —	4,200 —		1,185,640 —

Morris Z. Rosenberg, D.Sc. SVP, Development	2007 2006	283,525 258,059		— 500	(6)	276,868 247,199	99,440 83,556	4,048 4,200		663,881 593,514

Pamela A. Trail, Ph.D. (7)	2007	119,346		—		695,748	—	356,466	(8)	1,171,560
Former Chief Scientific Officer	2006	176,077	(9)	55,000	(10)	290,288	53,813	66,108	(11)	641,286

(1)	Consists of a bonus awarded to Mr. Simpson in January 2007 for special recognition of performance.

(2)	Consists of second part of sign-on bonus paid to Mr. Simpson upon the six-month anniversary of his employment date.

(3)	Consists of a bonus awarded to Mr. Dobmeier in January 2007 for special recognition of performance and $500 for his five year anniversary with the Company.

(4)	Dr. Reynolds joined the Company in April 2007 and his salary on an annualized basis in 2007 was $325,000.

(5)	Consists of a sign-on bonus paid to Dr. Reynolds which was paid upon the six month anniversary of his employment date.

(6)	Consists of a bonus awarded to Dr. Rosenberg upon his five year anniversary with the Company.

(7)	Dr. Trail’s employment was terminated on May 31, 2007 and is included in this table pursuant to Item 402(a)(3)(iv) of Regulation S-K of the Securities Act of 1933.

(8)	In addition to matching contributions to the Company’s 401k plan, this amount includes a severance payment of $288,036, a pro-rated bonus of $36,004, vacation paid-out in the amount of $8,135, health benefit continuation for twelve months in the amount of $13,423 and relocation and housing expenses in the amount $6,668.

(9)	Dr. Trail joined the Company in May 2006 and her salary on an annualized basis in 2006 was $280,000.

(10)	Consists of a sign-on bonus paid to Dr. Trail, $35,000 of which was paid upon the commencement date of her employment and $20,000 of which was paid upon the six month anniversary of her employment date.

(11)	Includes $63,375 in relocation and housing expenses in connection with Dr. Trail’s commencement of employment with the Company in May 2006.

(12)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with FAS 123R. See Stock-based Compensation of Note 1 and Note 9, Stock Option Plan, of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 11, 2008 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards.

(13)	The amounts in this column reflect the cash bonus awards to the Named Executive Officers under our Executive Bonus Plan, discussed in greater detail in “Compensation Discussion and Analysis” beginning on page 22.

(14)	Unless otherwise noted, this amount consists of insurance premiums and Company matching contributions to the Company’s 401k plan for all Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each equity and non-equity award granted to our Named Executive Officers during fiscal year 2007.

	Grant Date (b)	Estimated Potential Payouts Under Non-Equity Incentive Awards ($)			All Other Option Awards: Number of Securities Underlying Options (#) (j) (2)	Exercise or Base Price of Option Awards ($ /Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
Name and Principal Position (a)		Minimum	Target (d) (1)	Maximum
Clay B. Siegall, Ph.D.	1/22/07	110,363	220,725	331,088
President and CEO	5/25/07				75,000	10.20	765,000
	8/28/07				200,000	10.29	2,058,000

Todd E. Simpson	1/22/07	17,145	87,477	131,216
Chief Financial Officer	8/28/07				85,000	10.29	874,650

Eric L. Dobmeier	1/22/07	20,067	100,337	150,506
Chief Business Officer	5/25/07				50,000	10.20	510,000
	8/28/07				90,000	10.29	926,100

Thomas C. Reynolds, M.D., Ph.D.	4/2/07	15,386	76,932	115,397	350,000	8.24	2,884,000
Chief Medical Officer	8/28/07				31,250	10.29	321,563

Morris Z. Rosenberg, D.Sc.	1/22/07	17,145	85,724	128,586
SVP, Development	8/28/07				60,000	10.29	617,400

Pamela A. Trail, Ph.D.	—	—	—	—	—	—	—
Former CSO

(1)	Each Named Executive Officer was granted a non-equity incentive plan award pursuant to our Executive Bonus Plan on January 22, 2007, except for Dr. Reynolds who was granted an award upon his employment commencement date, which was April 2, 2007 and Dr. Trail, who was terminated May 31, 2007. Dr. Reynolds’ estimated amounts were pro-rated based on his employment commencement date. The payments to each Named Executive Officer were made in January 2008. The amounts shown in the “minimum” column reflect the target payment level under the Executive Bonus Plan if the Company had achieved 0% and each individual had achieved 50% of the specific performance objectives and goals previously approved by the Compensation Committee in 2007. An individual must achieve at least 50% of his or her specific performance objectives to receive any compensation under the Executive Bonus Plan. The amounts shown in the “target” column reflect the target payment level under the Executive Bonus Plan if the Company and each individual had achieved 100% of the specific performance objectives and goals previously approved by the Compensation Committee in 2007. The amounts shown in the “maximum” column reflect the target payment level under the Executive Bonus Plan if the Company and each individual had achieved 150% of the specific performance objectives and goals previously approved by the Compensation Committee in 2007. A percentage of 150% is the maximum percentage allowed for both the Company and individual specific performance objectives. Actual payouts made under the Executive Bonus Plan differed based on the actual performance objectives and goals achieved and the actual amounts paid to each Named Executive Officer for performance in 2007 are shown in the Summary Compensation Table above. The Executive Bonus Plan is discussed in greater detail in “Compensation Discussion and Analysis” beginning on page 22.

(2)

Each Named Executive Officer, other than Dr. Trail, received an option grant on August 28, 2007. Dr. Reynolds, who joined the Company in April 2007, received his initial option grant on April 2, 2007. In addition, Dr. Siegall and Mr. Dobmeier received option grants on May 25, 2007. Vesting of all the option grants occurs 1/4th on the one year anniversary of the grant date and 1/36th of the remaining shares thereafter on a monthly basis until the grant is fully vested on the fourth anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option previously awarded to our Named Executive Officers as of December 31, 2007.

	Option Awards
Name and Principal Position (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (1)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Clay B. Siegall, Ph.D.	83,332	—	3.00	11/3/2010
President and CEO	400,000	—	8.43	5/21/2011
	120,000	—	6.34	2/1/2012
	60,000	—	3.30	1/31/2013
	48,958	1,042	10.33	2/17/2014
	54,687	20,313	5.92	1/31/2015
	47,916	52,084	5.63	1/31/2016
	23,437	51,563	4.45	9/6/2016
	—	75,000	10.20	5/25/2017
	—	200,000	10.29	8/28/17

Total	838,330	400,002

Todd E. Simpson	121,916	114,584	5.20	10/4/2015
Chief Financial Officer	9,583	10,417	5.63	1/31/2016
	4,687	51,563	4.45	9/6/2016
	—	85,000	10.29	8/28/2017

Total	136,186	261,564

Eric L. Dobmeier	46,516	—	5.25	3/29/2012
Chief Business Officer	40,000	—	5.81	8/29/2013
	24,479	521	10.33	2/17/2014
	20,833	4,167	6.74	8/20/2014
	29,166	10,834	5.92	1/31/2015
	14,799	14,584	5.07	3/1/2015
	25,156	27,344	5.63	1/31/2016
	5,000	55,000	4.45	9/6/2016
	—	50,000	10.20	5/25/2017
	—	90,000	10.29	8/28/2017

Total	205,949	252,450

Thomas C. Reynolds, M.D., Ph.D.	—	350,000	8.24	4/2/2017
Chief Medical Officer	—	31,250	10.29	8/28/2017

Total	—	381,250

Morris Z. Rosenberg, D.Sc.	175,000	—	6.72	7/9/2011
SVP, Development	60,000	—	6.34	2/1/2012
	12,000	—	3.30	1/31/2013
	14,687	313	10.33	1/30/2014
	20,833	4,167	6.74	8/20/2014
	39,583	10,417	6.06	10/29/2014
	21,875	8,125	5.92	1/31/2015
	25,156	27,344	5.63	1/31/2016
	20,312	44,688	4.45	9/6/2016
	—	60,000	10.29	8/28/2017

Total	389,446	155,054

Pamela A. Trail, Ph.D.	—	—	—	—
Former CSO

Total	—	—

(1)	All of the unexercisable securities set forth in this column vest at a rate of 1/4th upon the one year anniversary of the grant date of such award, which is ten (10) years prior to the option expiration date set forth in column “f”, and 1/36th of the remaining unvested shares thereafter until the award is fully vested on the fourth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding option exercises and stock vested by our Named Executive Officers as of December 31, 2007.

	Option Awards		Stock Awards
Name and Principal Position (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Clay B. Siegall, Ph.D. President and CEO	216,668	1,743,314	—	—

Todd E. Simpson Chief Financial Officer	32,250	229,815	—	—

Eric L. Dobmeier Chief Business Officer	169,101	1,023,558	—	—

Thomas C. Reynolds, M.D., Ph.D. Chief Medical Officer	—	—	—	—

Morris Z. Rosenberg, D.Sc. SVP, Development	65,000	241,550	—	—

Pamela A. Trail, Ph.D. Former CSO	157,292	916,506	—	—

(1)	The Value Realized on Exercise is the difference between the exercise price of the options exercised and the market price of the Company’s common stock on the date of exercise and does not represent actual amounts received by the Named Executive Officer as a result of the option exercise.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table reflects the potential payments and benefits to which the Named Executive Officers would be entitled under each individual’s employment agreement with the Company. The amounts shown in the table below assume that each termination or event was effective as of December 31, 2007 and that all eligibility requirements under the respective agreement were satisfied.

	Involuntary Termination (1)
Name and Principal Position	Before or more than 12 months after a Change in Control ($)	Within 12 months of a Change in Control ($)	Upon a Change in Control (2) ($)
Clay B. Siegall, Ph.D. President and CEO
Base salary	490,500	981,000	—
Non-equity incentive plan	264,870	264,870	—
Health benefit continuation	11,955	23,910	—
Vacation payout	37,206	37,206	—
Option acceleration	488,051	1,083,318	1,083,318

Total	1,292,582	2,390,304	1,083,318

Todd S. Simpson Chief Financial Officer
Base salary	291,590	291,590	—
Non-equity incentive plan	101,473	101,473	—
Health benefit continuation	11,928	11,928	—
Vacation payout	18,311	18,311	—
Option acceleration	545,534	1,223,240	—

Total	968,836	1,646,542	—

Eric L. Dobmeier Chief Business Officer
Base salary	334,458	334,458	—
Non-equity incentive plan	124,418	124,418	—
Health benefit continuation	11,973	11,973	—
Vacation payout	22,022	22,022	—
Option acceleration	425,681	871,588	—

Total	918,552	1,364,459	—

Thomas C. Reynolds, M.D., Ph.D. Chief Medical Officer
Base salary	325,000	325,000	—
Non-equity incentive plan	92,318	92,318	—
Health benefit continuation	11,995	11,995	—
Vacation payout	—	—	—
Option acceleration	495,438	1,140,688	—

Total	924,751	1,570,001	—

Morris Z. Rosenberg, D.Sc. SVP, Development
Base salary	285,746	285,746	—
Non-equity incentive plan	99,440	99,440	—
Health benefit continuation	11,910	11,910	—
Vacation payout	21,334	21,334	—
Option acceleration	327,349	654,861	—

Total	745,779	1,073,291	—

Pamela A. Trail, Ph.D. (3) Former CSO
Base salary	288,036	—	—
Non-equity incentive plan	36,004	—	—
Health benefit continuation	13,423	—	—
Vacation payout	8,135	—	—
Option acceleration	916,506	—	—

Total	1,262,104	—	—

(1)	Each employment agreement provides that in the case of involuntary termination occurring prior to or 12 months after a change in control, such individual is entitled to receive 12 months of monthly base salary, a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 12 months of accelerated vesting of outstanding stock options. In the case of involuntary termination occurring within 12 months of a change in control, each individual is entitled to receive 12 months of monthly base salary, a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 100% acceleration of vesting of outstanding stock options, except Dr. Siegall is entitled to 24 months of monthly base salary and 24 months of continued health benefits in addition to the other benefits. See the description of each Named Executive Officer’s employment agreement set forth below in the section titled “Employment Contracts.”

(2)	Upon a change in control, Dr. Siegall is entitled to 100% acceleration of vesting of outstanding stock options.

(3)	The amounts shown for Dr. Trail are actual amounts paid or realized pursuant to her employment agreement as a result of her termination of employment on May 31, 2007.

EMPLOYMENT CONTRACTS

In October 2001, the Company entered into an employment agreement with Clay B. Siegall, our current President and Chief Executive Officer. Dr. Siegall’s employment agreement provides that he receives an annual base salary and may receive an annual bonus based upon performance criteria and financial and operational results of the Company as determined by the Compensation Committee of the Board of Directors. Dr. Siegall is also eligible to receive additional grants of stock options from time to time in the future as determined by the Compensation Committee of the Board of Directors. In the event Dr. Siegall’s employment is constructively terminated or terminated by the Company without cause (collectively, “Involuntarily Terminated”), he will be entitled to receive his monthly base salary and benefits for an additional 12 months, or 24 months in the case he is Involuntarily Terminated within 12 months of a change of control of the Company, and to continued vesting of his options during those 12 months and a pro-rata portion of his annual bonus earned up to the date of termination. The employment agreement additionally provides that, in the event of a change of control, 100% of Dr. Siegall’s stock options shall become fully vested and exercisable. Dr. Siegall’s employment is for no specified length of time, and either he or the Company has the right to terminate his employment at any time with or without cause.

In October 2005, the Company entered into an employment agreement with Todd E. Simpson, our current Chief Financial Officer. Mr. Simpson’s employment agreement provides that he receive an annual base salary and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. The employment agreement additionally provided that Mr. Simpson receive a bonus of $20,000 payable upon commencement of his employment and receive an additional $25,000 payable upon the six month anniversary of his commencement date. Mr. Simpson also received an option to purchase 250,000 shares of the Company’s common stock at fair market value on the date of grant with a four year vesting period, subject to Mr. Simpson’s continued employment with the Company and the terms of the Company’s 1998 Stock Option Plan. If Mr. Simpson’s employment is Involuntarily Terminated, Mr. Simpson will be entitled to 12 months of base salary, pro-rated bonuses and health benefits continuation. Additionally, Mr. Simpson will be entitled to receive acceleration of the vesting of his outstanding stock options under certain circumstances. Mr. Simpson’s employment is for no specified length of time, and either he or the Company has the right to terminate his employment at any time with or without cause.

In September 2006, the Company entered into an employment agreement with Eric L. Dobmeier, our current Chief Business Officer. Mr. Dobmeier’s employment agreement provides that he receive an annual base salary and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. The employment agreement additionally provides if Mr. Dobmeier’s employment is Involuntarily Terminated, Mr. Dobmeier will be entitled to 12 months of base salary, pro-rated bonuses and health benefits continuation. Additionally, Mr. Dobmeier will be entitled to receive acceleration of the vesting of his outstanding stock options under certain circumstances. Mr. Dobmeier’s employment is for no specified length of time, and either he or the Company has the right to terminate his employment at any time with or without cause.

In September 2006, the Company entered into an employment agreement with Morris Z. Rosenberg, our current Senior Vice President, Development. Dr. Rosenberg’s employment agreement provides that he receive an annual base salary and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. The employment agreement additionally provides if Dr. Rosenberg’s employment is Involuntarily Terminated, Dr. Rosenberg will be entitled to 12 months of base salary, pro-rated bonuses and health benefits continuation. Additionally, Dr. Rosenberg will be entitled to receive acceleration of the vesting of his outstanding stock options under certain circumstances. Dr. Rosenberg’s employment is for no specified length of time, and either he or the Company has the right to terminate his employment at any time with or without cause.

In April 2007, the Company entered into an employment agreement with Thomas C. Reynolds, our current Chief Medical Officer. Dr. Reynolds’ employment agreement provides that his base salary for 2007 is $325,000 on an annual basis and he is eligible to receive an annual bonus at an initial incentive target of 30% of his base salary. The employment agreement additionally provides that Dr. Reynolds receive a bonus of $25,000 payable upon the six month anniversary of his commencement date. Dr. Reynolds also received an option to purchase 350,000 shares of the Company’s common stock at fair market value on the date of grant with a four year vesting period, subject to Dr. Reynolds’ continued employment with the Company and the terms of the Company’s 1998 Stock Option Plan. If Dr. Reynolds’ employment is Involuntarily Terminated, Dr. Reynolds will be entitled to 12 months of base salary, pro-rated bonuses and health benefits continuation. Additionally, Dr. Reynolds will be entitled to receive acceleration of the vesting of his outstanding stock options under certain circumstances. Dr. Reynolds’ employment is for no specified length of time, and either he or the Company has the right to terminate his employment at any time with or without cause.

Certain Relationships and Related Party Transactions

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving any transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000. The Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to the Company, the terms of the transaction, the availability of other sources for comparable services or products. The Company has entered into indemnification agreements with the Company’s directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. The Company also intends to enter into these agreements with the Company’s future directors and certain future officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plans: our 2007 Equity Incentive Plan, our 1998 Stock Option Plan, our 2000 Directors’ Stock Option Plan and our 2000 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)		Weighted average exercise price of outstanding options, warrants and rights ($) (B)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)) (C)
Equity compensation plans approved by stockholders:
2007 Equity Incentive Plan	—		—		5,000,000
1998 Stock Option Plan	7,133,214	(1)	7.03		—
2000 Directors’ Stock Option Plan	325,000		6.91		460,000
2000 Employee Stock Purchase Plan	588,275	(2)	3.49	(2)	—	(3)
Equity compensation plans not approved by stockholders:	—		—		—

Total	8,046,489				5,460,000

(1)	The 1998 Stock Option Plan expired on December 23, 2007 and the 7,133,214 represents the number of shares outstanding under the 1998 Stock Option Plan as of that date.

(2)	Assumes that employees will purchase the remaining 588,275 shares of common stock available for issuance under the 2000 Employee Stock Purchase Plan (“ESPP”) in July 2008 at a purchase price of $3.49 per share, which would be the purchase price if the purchase period ended March 26, 2008. Under the terms of the ESPP, shares are purchased at 85 percent of the fair market value of our common stock on either the first day of an offering period or the last day of a purchase period, whichever is lower. Therefore, the purchase price is not fixed until the July 2008 purchase date and employees may purchase the shares at a lower price per share, which could affect the weighted-average exercise price.

(3)	Assumes that employees will purchase the remaining 588,275 shares of common stock available for issuance under the ESPP in July 2008. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2010 equal to the lesser of (i) 300,000 shares, (ii) one percent of our outstanding common stock on the last day of the immediately preceding fiscal year or (iii) such lesser number of shares as is determined by the Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to vote by Internet, by telephone or by marking, dating, signing and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company’s Investor Relations Department at (425) 527-4000. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as described above.

The Company’s Board of Directors recommends a vote FOR the directors listed below and a vote FOR proposal 2 and FOR proposal 3.

FOLD AND DETACH HERE

You can view the Annual Report and Proxy Statement

on the Internet at http://www.seattlegenetics.com/news/index.htm

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Signature Signature Date This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet and telephone voting is available through 11:59 PM Eastern Time on the day prior to annual meeting day.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

INTERNET

http://www.proxyvoting.com/sgen Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

1. ELECTION OF DIRECTORS Nominees: 01 Srinivas Akkaraju 02 David W. Gryska 03 John P. McLaughlin

FOR the nominees listed below WITHHOLD authority to vote for the nominees listed below.

Withhold authority for the following nominee only (write the name of the nominee in the space below):

2. PROPOSAL TO APPROVE THE INCREASE IN

AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK:

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE

INDEPENDENTREGISTERED PUBLICACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2008: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

FOLD AND DETACH HERE

Address Change/Comments (Mark the corresponding box on the reverse side)

PROXY FOR HOLDERS OF COMMON STOCK OF

SEATTLE GENETICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SEATTLE GENETICS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2008

The undersigned holder of common stock of Seattle Genetics, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated ________, 2008, and hereby appoints Clay

B. Siegall and Eric L. Dobmeier, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on

Friday, May 16, 2008 at 11:00 a.m., local time, at 21823 – 30th Drive S.E., Bothell, Washington, 98021 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS

FOLLOWS: (1) FOR THE ELECTION OF THREE DIRECTORS; (2) FOR APPROVAL OF AN INCREASE IN THE NUMBER OF

AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 100,000,000 TO 150,000,000 SHARES; (3) FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008; AND AS SAID

PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed on the reverse side)